Exhibit 5.1

[Letterhead of Hogan & Hartson L.L.P.]

November 11, 2004

Board of Directors
LCC International, Inc.
7925 Jones Branch Drive
McLean, Virginia 22102

Ladies and Gentlemen:

     We are acting as counsel to LCC International, Inc., a Delaware corporation (the “Company”), in connection with its registration, pursuant to a registration statement on Form S-8, as amended by Post-Effective Amendment No. 1 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 4,210,000 shares (the “Shares”) of the Company’s Class A Common Stock, par value $.01 per share, of which 4,100,000 shares are issuable pursuant to the LCC International, Inc. Amended and Restated Equity Incentive Plan (formerly the 1996 Employee Stock Option Plan) (the “Employee Plan”) and 110,000 shares are issuable pursuant to the LCC International, Inc. Directors Stock Option Plan, as amended (the “Directors Plan” and together with the Employee Plan, the “Plans”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	Copies of each of the Plans, as certified by the Secretary of the Company on the date hereof as each being complete, accurate and in effect.

3.	The Restated Certificate of Incorporation of the Company, as certified by the Secretary of the State of the State of Delaware on October 15, 2004 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

5.	Resolutions of the Board of Directors of the Company adopted on December 16, 1999, February 1, 2000 and March 10, 2004, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

6.	Resolutions of the stockholders of the Company adopted on May 16, 2000 and May 26, 2004, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

     Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares in accordance with the terms of the Plans, and (iii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors or a committee of the Board of Directors authorizing the issuance thereof, the Shares will be validly issued, fully paid and nonassessable.

     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.